Exhibit 2.1

AMENDMENT NO. 1 TO
PURCHASE AND SALE AGREEMENT
This Amendment No. 1 (this “Amendment”), entered into as of December 16, 2014, amends that certain Purchase and Sale Agreement (the “Agreement”), dated as of September 25, 2014, by and among SUSSER PETROLEUM PROPERTY COMPANY LLC, a Delaware limited liability company (“Buyer”), SUNOCO LP (f/k/a Susser Petroleum Partners LP), a Delaware limited partnership ("Parent"), and HENGER BV INC., a private company organized under the laws of the British Virgin Islands (“Seller”). Capitalized terms used herein and not defined shall have the meanings set forth in the Agreement.

W I T N E S S E T H:
WHEREAS, Section 11.11 of the Agreement permits the Parties to mutually amend or waive any provision of the Agreement at any time, provided that the amendment or waiver shall be in writing and signed by each of the Parties; and

WHEREAS, the Parties desire to make certain amendments and modifications to the Agreement and waive certain provisions of the Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and conditions contained herein, the Parties hereto agree as follows:

1.Amendments to Section 1.1.
(a) The last sentence of the definition of "Debt" is hereby deleted in its entirety and replaced with the following: "For the avoidance of doubt, Debt shall not include (i) any guarantees, letters of credit, performance bonds, sureties and/or similar obligations of any kind or nature issued by or on behalf of the Company in connection with any customer contracts, proposals or otherwise or (ii) the current portion of any indebtedness taken into account for purposes of calculating Working Capital."
(b) The definition of "Escrow Agent" is hereby deleted in its entirety and the following is inserted in lieu thereof:
“Escrow Agent” means Wells Fargo Bank, National Association.
(c) The definition of "Escrow Amount" is hereby deleted in its entirety and the following is inserted in lieu thereof:
“Escrow Amount” means the aggregate amount of the Purchase Price to be delivered to the Escrow Agent for deposit into the General Escrow Account, the Environmental Escrow Account and the UST Line Escrow Account, in each case, as contemplated pursuant to the terms of Section 2.4(b).
(d) Section 1.1 of the Agreement is hereby amended to add the following new definitions:
"Post-Closing Transaction Expenses" means all legal or third party advisory or other expenses or costs incurred by the Company in connection with Seller's obligations pursuant to Section 6.17 of this

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Agreement, in each case, to the extent such expenses or costs were not included in the calculation of Unpaid Transaction Expenses and paid at Closing pursuant to Section 2.4(b)(v) of this Agreement.
"Post-Closing Transaction Expenses Amount" has the meaning set forth in Section 2.5(c).
"UST Line Escrow Account" has the meaning set forth in Section 2.4(b)(xi).
"UST Line Escrow Amount" means $400,000.00.
"UST Line Testing" has the meaning set forth in Section 6.18.
"UST Real Property" or "UST Real Properties" has the meaning set forth in Section 6.18.
2. Amendment to Section 2.2. Section 2.2 of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:
Purchase Price. In consideration for the sale and transfer of the Shares, and subject to the terms and conditions of this Agreement, Buyer shall pay to the Seller in cash, by wire transfer of immediately available funds, an aggregate sum equal to: (A) the Enterprise Value, plus (B) the Estimated Working Capital Adjustment Amount (which amount may be a positive or negative number), plus (C) Estimated Closing Cash, minus (D) Estimated Closing Debt, minus (E) any Unpaid Transaction Expenses (the “Purchase Price”), minus (F) the General Escrow Amount which amount shall be transferred to the General Escrow Account for the benefit of Seller, minus (G) the Environmental Escrow Amount, which amount will be transferred to the Environmental Escrow Account for the benefit of Seller, minus (H) the UST Line Escrow Amount, which amount will be transferred to the UST Line Escrow Account for the benefit of Seller, which sum shall be payable at the Closing (the “Closing Date Payment”).
3. Amendment to Section 2.4(b). Section 2.4(b) of the Agreement is hereby amended to add a new subclause (xi), which shall read as follows:
Buyer shall deliver an amount equal to the UST Line Escrow Amount in cash by wire transfer of immediately available funds, to an escrow account (the “UST Line Escrow Account”) designated by Seller and the Escrow Agent, pursuant to the Escrow Agreement, to be held in escrow as security for Seller's obligations set forth in Section 6.18 of this Agreement, in each case, pursuant to the provisions of this Agreement and the Escrow Agreement.
4.    Amendments to Section 2.5.
(a)    Section 2.5(c) of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:
Preparation of Closing Statement. As promptly as practicable, but no later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth (i) the aggregate amount of Post-Closing Transaction Expenses, together with copies of invoices or other

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reasonable supporting documentation of the aggregate amount of Post-Closing Transaction Expenses (the "Post-Closing Transaction Expenses Amount") and (ii) its calculation of (x) Closing Working Capital, (y) Closing Cash, and (z) Closing Debt (such statement, the “Closing Statement”).
(b)    Section 2.5(j)(i) of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:
The “Adjustment Amount”, which may be positive or negative, shall mean (i) Final Closing Working Capital, minus Estimated Closing Working Capital, plus (ii) Estimated Closing Debt, minus Final Closing Debt, plus (iii) Final Closing Cash, minus Estimated Closing Cash, minus (iv) the Post-Closing Transaction Expenses Amount. If the Adjustment Amount is a positive number, then the Purchase Price shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, then the Purchase Price shall be decreased by the absolute value of the Adjustment Amount. The Adjustment Amount shall be paid in accordance with Section 2.5(j)(ii) below.
5. Amendments to Section 2.8. Section 2.8 of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:
Escrow Accounts. The General Escrow Account shall be established pursuant to the Escrow Agreement to provide funds against which Buyer-Related Parties may assert claims of indemnification pursuant to ARTICLE VIII, and security for post-Closing adjustments relating to Working Capital, Closing Cash and Closing Debt. The Environmental Escrow Account shall be established pursuant to the Escrow Agreement as security for the performance by Seller of the Corrective Actions or UST Repair Actions, in each case for which Seller has Responsibility. The UST Line Escrow Account shall be established pursuant to the Escrow Agreement as security for the performance by Seller of its obligations pursuant to Section 6.18 hereof. Seller hereby authorizes and instructs Buyer, at the Closing, to deduct the General Escrow Amount, the Environmental Escrow Amount and the UST Line Escrow Amount from the Purchase Price, and deliver such funds to the Escrow Agent to be held in the General Escrow Account, the Environmental Escrow Account, or the UST Line Escrow Account, as applicable, in accordance with the terms and conditions of this Agreement and the Escrow Agreement. The General Escrow Amount, the Environmental Escrow Amount and the UST Line Escrow Account shall be released in accordance with the terms of the Escrow Agreement.
6.    Amendments to Article VI.
(a) Section 6.17 of the Agreement is hereby amended to add a new subclause (e), which shall read as follows:
Buyer and Seller acknowledge that certain Title Polices and Surveys are to be delivered to Buyer post-Closing. Following the Closing, Seller shall use its reasonable best efforts to deliver such Title Policies and Surveys to Buyer, as provided in the foregoing clauses of this Section 6.17.

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(b)    Article VI of the Agreement is hereby amended to add a new Section 6.18, which shall read as follows:
UST Real Properties. Following the Closing but prior to the first anniversary of the Closing Date, Buyer shall, at its sole expense, cause the lines at each Real Property set forth on Section 6.18 of the Disclosure Schedule (each such Real Property, a "UST Real Property" and collectively, the "UST Real Properties") to be tested by installing temporary boots at the lines located at such UST Real Properties (such testing, the "UST Line Testing"). To the extent that the results of the UST Line Testing indicate that the line at any UST Real Property is not a passing double walled line, Buyer may select up to two of such failing UST Real Properties, and solely for those two UST Real Properties, Seller shall cause double walled lines to be installed and/or the existing double walled lines to be repaired; provided that in no event shall Seller be required to pay in excess of the UST Line Escrow Amount for such installations and/or repairs. Buyer shall notify Seller in writing of its selection of such two UST Line Real Properties no later than five Business Days following the completion of the UST Line Testing. Upon the earlier to occur of (i) the date upon which Seller has incurred costs of $400,000 pursuant to this Section 6.18 and (ii) the completion of the installation and/or repair of double walled lines at the two UST Real Properties selected by Buyer, Seller shall be entitled to withdraw all of the funds in the UST Line Escrow Account.
7.    Amendments to Section 8.5(b)(i). Section 8.5(b)(i) of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:
The aggregate liability of the Seller for all Damages under this ARTICLE VIII shall be limited to the General Escrow Amount then held for the benefit of Seller in the General Escrow Account and shall be payable solely from the General Escrow Amount then held in the General Escrow Account in accordance with the Escrow Agreement, and Buyer agrees that the General Escrow Amount then remaining in the General Escrow Account shall serve as the sole and exclusive source of payment of any claim for indemnification pursuant to Section 8.1, except for (A) Damages for breaches or inaccuracies of any Fundamental Representation of Seller or any representation and warranty set forth in Section 3.1.8, which, in each case, shall be limited to the Purchase Price, (B) Damages for which Buyer is entitled to indemnification pursuant to Section 8.1(c), which shall be limited to the Purchase Price, (C) Damages for which Buyer is entitled to indemnification pursuant to Section 8.1(d) or Section 8.1(e), which, in each case, shall not be subject to any monetary limitation, and (D) Damages for breaches or inaccuracies of the representations and warranties contained in Section 3.2, which shall be limited to the General Escrow Amount then held for the benefit of Seller in the General Escrow Account and shall be payable solely from the General Escrow Amount then held in the General Escrow Account in accordance with the Escrow Agreement; provided that if, at the time a valid claim is asserted with respect to Damages for breaches or inaccuracies of the representations and warranties contained in Section 3.2, the remaining funds, if any, in the General Escrow Account have already been released to Seller (the amount of such funds, if any, the "General Escrow Seller Distribution Amount"), Buyer shall be entitled to seek recourse against Seller directly for an amount not to exceed the General Escrow Seller Distribution Amount, subject to survival of such representations and warranties as set forth in Section 8.4.  For the avoidance of doubt, if all

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funds in the General Escrow Account have been depleted and no funds are released to Seller from the General Escrow Account, Buyer shall not have any direct recourse against Seller with respect to Damages for breaches or inaccuracies of the representations and warranties contained in Section 3.2.
8.    Seller's Election Regarding Defective Conditions and UST Defective Conditions. Notwithstanding anything in the Agreement to the contrary, the Parties hereby agree as follows:
(a)    Defective Conditions. Seller has elected Option (2) with respect to all Defective Conditions. Following the Closing, Buyer shall be solely responsible for correcting such Defective Conditions, as set forth in Section 6.1 of the Agreement.
(b)    UST Defective Conditions. Seller has elected UST Option (2) with respect to all UST Defective Conditions. Following the Closing, Buyer shall be solely responsible for correcting such UST Defective Conditions, as set forth in Section 6.1 of the Agreement. For the avoidance of doubt, Seller has not elected UST Option (1) with respect to any UST Defective Conditions, and none of the UST Defective Conditions shall be Seller's responsibility pursuant to Section 6.4.1 of the Agreement; provided that the foregoing shall not limit Seller's obligations pursuant to Section 6.18 of the Agreement.
9.    Escrow Agreement. The Parties hereby agree to amend the form of the Escrow Agreement attached as Exhibit A to the Agreement, such that the Escrow Agreement to be delivered at Closing shall be in substantially the form attached hereto as Exhibit A.
10.    No Other Changes. Except as expressly provided herein, the Agreement is not amended, modified or otherwise affected by this Amendment, and the Agreement and the rights and obligations of the Parties thereunder are hereby ratified and confirmed in all respects.
11.    Choice of Law. This Amendment shall be governed by and construed in accordance with the laws and decisions of the State of Hawaii without giving effect to the conflicts of law principles thereunder.
12.    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. One or more counterparts of this Amendment may be delivered by telecopier, with the intention that they shall have the same effect as an original counterpart thereof.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

SELLER:

HENGER BV INC

By:	/s/ Albert C. Kiely

Name:	Albert C. Kiely
Title:	Director

[Signature Page to Purchase and Sale Agreement Amendment]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

Buyer:

SUSSER PETROLEUM PROPERTY
COMPANY LLC

By:	/s/ Mary E. Sullivan

Name:	Mary E. Sullivan
Title:	Executive Vice President & Chief
Financial Officer, and Treasurer

Parent:

SUNOCO LP (F/K/A SUSSER PETROLEUM
PARTNERS LP)

By:	Sunoco GP LLC, its general partner

By:	/s/ Mary E. Sullivan
Name:	Mary E. Sullivan
Title:	Executive Vice President & Chief
Financial Officer, and Treasurer

[Signature Page to Purchase and Sale Agreement Amendment]